EXHIBIT 99.1

Relationserve Media Inc. and a Group of Institutional Investors close SendTec Acquisition

Michael H. Brauser Appointed Chairman of the Board

November 1, 2005 - Ft. Lauderdale, FL. - RelationServe Media, Inc. (OTC Bulletin Board: RSVM) and a Group of institutional investors announced the purchase of the business and assets of SendTec, Inc. from theGlobe.com (NASDAQ: TGLO) valued at $49 million. In August, RelationServe announced an agreement to purchase SendTec from theGlobe.com. To complete the acquisition, a group of institutional investors provided $35 million in the form of a convertible debenture and RelationServe provided an additional $10 million of financing through the sale of new RelationServe Series A convertible preferred stock.

The closing represents the first stage of a two-part transaction in which RelationServe will initially hold a minority equity position in SendTec Acquisition Corp. Upon satisfaction of certain milestones, SendTec Acquisition Corp. will become a wholly-owned subsidiary of RelationServe. Milestones include the achievement of certain financial and other targets for the first nine months of the year as well as the completion of an audit for the period ending September 30, 2005. RelationServe plans to complete the transaction prior to year-end after which SendTec's operational results will become fully consolidated with those of RelationServe. Following the consolidation, Paul Soltoff, CEO of SendTec, and Eric Obeck, President of SendTec, will become the CEO and President of the combined companies.

In connection with this transaction, RelationServe announced that Warren V. Musser has resigned his position as Chairman of the Board of RelationServe. Michael H. Brauser has joined the Board and has been appointed Chairman. Mr. Brauser was the former President and CEO of Kertz Security Systems which was purchased by Auto Nation in 1995. In addition, Mr. Brauser served as President and CEO of Internet marketing company, Naviant, which was sold to Equifax. Mr. Brauser was co-founder of Seisint Inc., purchased by Lexis/Nexis. Mr. Brauser also serves on numerous philanthropic boards.

In commenting on the transactions, Paul Soltoff, CEO of SendTec stated, “This is an exciting new chapter for SendTec. Our company is uniquely positioned and funded to be a major player in the multi-channel direct response advertising industry. We look forward to completing the consolidation with RelationServe this year. In the interim, SendTec continues to expand its core services and capabilities providing world-class integrated technologies and comprehensive marketing services to a growing list of national advertisers.”

Commenting on the acquisition, Mr. Brauser, said, “I am ecstatic to see these two companies together. Given my past experiences and the talented management team that has been assembled, I expect RelationServe and SendTec to emerge as one of the premier companies in a very fast growing industry. The success of this Company is based on its strong industry knowledge, proven products and delivery that exceed customer expectations. In addition, I believe that the success of any company lies with its ability to raise capital to grow and manage that growth. I believe we can begin to take the actions required to complete our second step and I expect that we will fully combine these two fine companies well before the end of this year."

About SendTec-

SendTec is a full service direct marketing company specializing in Internet customer and lead acquisition and DRTV advertising. The company’s strategy is to generate ROI-centric, scalable results for its clients. The company is technology enabled and 100% accountable to achieving objectives. SendTec’s seasoned management team offers extensive multi-disciplinary skills in-house to help clients acquire, retain and build profitable, long-term relationships with their customers. SendTec provides comprehensive Internet Advertising and DRTV Services including performance-based Internet media DRTV media buying. The company has a full suite of Internet and DR desktop media tracking systems including the only Patent-pending DRTV-to-Internet tracking system. Additionally, SendTec offers proprietary SEM technology-based services that are unique in the industry. For more information visit the company’s website: http://www.sendtec.com.

About RelationServe-

Headquartered in Fort Lauderdale, Florida, RelationServe Media develops and executes client-tailored online and offline marketing programs. As part of its full suite of marketing solutions, RelationServe Media owns and manages one of the industry's largest security-compliant email databases with over 175 million security-compliant email addresses and a total postal database of 180 million records for its client's direct marketing initiatives. RelationServe Media believes that it has the industry's largest and most accurate database for appending and enhancing customer database records with information on more than 85 million opt-in consumers. In addition, RelationServe Media owns a collection of over 70 web-mining properties that generate over 10 million online registration page views per month for client lead generation initiatives. For more information, visit http://www.relationserve.com.